UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                   F O R M 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                                  May 14, 2002



                          Abraxas Petroleum Corporation
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State of other jurisdiction of incorporation)





0-19118                                            74-2584033
(Commission File Number)               (I.R.S. Employer Identification Number)




                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)

                         Registrant's telephone number,
                              including area code:
                                  210-490-4788

Item 5.OTHER EVENTS

See attached Press Release

The following exhibits are filed as part of this report:

NUMBER                                                   DOCUMENT

99.1                                        Press release dated May 14, 2002

                                   SIGNATURES


         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          ABRAXAS PETROLEUM CORPORATION



                         By:      ___________________________________
                                  Chris Williford
                                  Executive Vice President, Chief Financial
                                  Officer and Treasurer


Dated:    May 14, 2002

                                                               Exhibit 99.1



                                  NEWS RELEASE


ABRAXAS REPORTS 2002 FIRST QUARTER FINANCIAL RESULTS
AND DRILLING SUCCESS IN WEST TEXAS

SAN ANTONIO, TX (May 14, 2002) - Abraxas Petroleum Corporation (AMEX:ABP) today reported a first quarter of 2002 loss of $8.7 million or $0.29 per share compared to net income of $0.3 million or $0.01 per share for the first quarter of 2001. Improvements in General and Administrative ("G&A") expense and Lease Operating Expense ("LOE") at $1.7 million and $3.9 million respectively in the 2002 quarter compared to $2.1 million and $4.9 million respectively in the 2001 quarter were offset by reduced revenues. Sharply lower commodity prices, compared to the first quarter of 2001, combined with asset sales, resulted in revenues declining from $29.1 million in 2001 to $11.8 million in this quarter. Capital expenditures for the first quarter of 2002 were $17.4 million of which $12.5 million was for development of Canadian assets under the Mirant Canada facility.

In the United States, the third well in the Montoya Trend in west Texas went online at an initial rate of 18-20 MMcfe per day (2.5-2.8 net to the Company's interest) under the joint participation agreement with EOG Resources (NYSE:EOG). The fourth well under this agreement is currently drilling. The Company is also reviewing bids on its previously announced U.S. assets sale package. Negotiations are at various stages and closings are expected in the second quarter.

In Canada, the Company drilled 17 wells (12.1 net) with an 84% success rate in our core areas of Peace River Arch, Caroline and Ladyfern during the recent winter drilling season, which is expected to add 11-15 MMcfepd of net production. In Ladyfern, two wells are currently online and producing at a combined gross rate of 10-15 MMcfepd (1.6-2.5 net). The rights of first refusal have been exercised on the sale of certain Canadian assets previously announced and closing is proceeding on schedule.

CEO Bob Watson commented, "We are pleased with the initial results of our latest well in west Texas which continues to prove up our acreage in the Montoya trend. This new well along with our results in our Canadian winter drilling program continue our efforts to add new production which, combined with the recent improvement in commodity prices and proceeds from our asset sale program, should greatly improve our liquidity going forward. This added liquidity will help in our continuing efforts to improve our balance sheet during 2002."

The Company reiterates that it does expect to make its $11 million interest payment on its Senior Secured Notes by utilizing cash on hand and expected cash flows within the 30 day grace period, which commenced May 1.

Key quarterly results are summarized below:

                                                  (Amounts in thousands)
                                                  2002                  2001
                                                  ----                  ----
      Revenues                                 $11,807               $29,086
      Operating Income (Loss)                   $(735)               $12,193
      Net Income (Loss)                       $(8,699)                  $255
      Earnings (Loss) Per Share                 $(.29)                  $.01
      EBITDA                                    $6,079               $21,949
      Average Oil Price (after hedge)           $16.64                $27.22
      Average Gas Price (after hedge)            $2.21                 $4.85
      Total Assets                            $309,294              $333,974


Abraxas invites your participation in a conference call on Tuesday, May 14th, at 1:30 pm CDT to discuss the contents of this release and respond to questions. Please call 1-800-818-5264 between 1:20 and 1:30 pm CDT, passcode code 350101, if you would like to participate in the call. There will be a replay of the conference call available by calling 1-888-203-1112, passcode code 350101, beginning approximately 3:30 pm CDT Tuesday, May 14th, through 5:00 pm CDT Tuesday, May 21.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company that also processes natural gas. The Company operates in Texas, Wyoming and western Canada. For additional information about the Company, please visit our web site, www.abraxaspetroleum.com for the most current and updated information. The web site is updated daily in order to comply with the SEC Regulation FD (Fair Disclosure).

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas and our ability to sell certain assets in a timely manner to support liquidity needs. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210-490-4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com




                          ABRAXAS PETROLEUM CORPORATION
                               QUARTER-END RESULTS
                                   (UNAUDITED)
                                                                              Three Months
(In thousands except per share data)                                         Ended March 31,

           Production and Pricing Information                           2002                  2001

Revenues                                                             $11,807               $29,086
Cash Flow (Before Working Capital Changes)                           (2,188)                14,103
Net Income(Loss)                                                     (8,699)                   255
Net Income(Loss)  Per Share                                            (.29)                   .01
Weighted Ave. Shares Outstanding                                        30.0                  22.6

                      Production:
Crude Oil (BPD)                                                          823                 1,470
NGL (BPD)                                                                759                   868
Natural Gas (MCFPD)                                                   44,145                51,409
MMCFEPD                                                                 53.6                  65.4

             Prices (net of hedge impact):
Crude Oil ($/BBL)                                                     $16.64                $27.22
NGL's ($/BBL)                                                          12.76                 28.44
Natural Gas ($/MCF)                                                     2.21                  4.85
Price per MCFE                                                          2.26                  4.80

                       Expenses:
Lease Operating ($/MCFE)                                                $.81                  $.82
General & Administrative ($/MCFE)                                        .34                   .36
Interest ($/MCFE)                                                       1.74                  1.32
D/D/A ($/MCFE)                                                          1.42                  1.50



                            Balance Sheet (In $000s)
                            Quarter Ended Year Ended
                                                 March 31, 2002       December 31, 2001
Cash                                                        $3,851                  $7,605
Working Capital (Deficit)*                                (21,361)                 (4,994)
Plant/Property/Equipment, Net                              292,066                 281,894
Total Assets                                               309,294                 303,616

Long-Term Debt                                             227,103                 285,184
Shareholders Equity (Deficit)                             (39,726)                (28,585)
Common Shares Outstanding (Millions)                          30.0                    30.0


*1st Quarter 2002 working capital excludes debt of $63.5 million which is due March, 2003.



                 Abraxas Petroleum Corporation and Subsidiaries

                      Consolidated Statements of Operations
                                   (Unaudited)


                                                                                Three Months Ended
                                                                                     March 31,
                                                                       --------------------------------------
                                                                               2002                2001
                                                                       -- ---------------- -- ---------------
                                                                       (In thousands except per share data)
Revenue:
   Oil and gas production revenues...................................  $          10,886   $          28,249
   Gas processing revenue  ..........................................                670                 436
   Rig revenues......................................................                151                 183
   Other.............................................................                100                 218
                                                                          ----------------    ---------------
                                                                                  11,807              29,086
Operating costs and expenses:
   Lease operating and production taxes..............................              3,909               4,859
   Depreciation, depletion and amortization..........................              6,814               8,841
   Rig operations....................................................                121                 153
   General and administrative.......................................               1,698               2,109
   General and administrative (Stock-based Compensation)............                   -                 931
                                                                          ----------------    ---------------
                                                                                  12,542              16,893
                                                                          ----------------    ---------------
Operating Income (Loss)..............................................              (735)              12,193

Other (income) expense
   Interest income...................................................               (33)                 (16)
   Interest expense     .............................................             8,413                7,781
   Amortization of deferred financing fees...........................               427                  455
   Other ............................................................                 -                   16
                                                                          ----------------    ---------------
                                                                                  8,807                8,236
                                                                          ----------------    ---------------
Income (Loss) from operations before taxes .........................              (9,542)              3,957

Income tax expense (benefit).........................................               (843)              2,776

Minority interest in income of consolidated foreign subsidiary.......                 -                 (926)
                                                                          ----------------    ---------------
Net Income (Loss) ...................................................  $          (8,699)  $             255
                                                                          ================    ===============

Earnings per share:

    Net income per common share - basic..............................  $         (0.29)    $             .01
                                                                          ================    ===============

    Net income per common - diluted..................................  $         (0.29)    $             .01
                                                                          ================    ===============
